        Exhibit 10.1 Agreement between the Registrant and Auerbach, Pollak & Richardson, dated December 12, 2000.

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (“Agreement”), dated as of December 12, 2000 (the “Closing Date”), is entered into by eVision USA.Com, Inc., a Colorado corporation (“eVision”), American Fronteer Financial Corporation, a Colorado corporation and wholly owned subsidiary of eVision (“AFFC”)(AFFC and eVision may be hereinafter referred to as “Buyer”), and Auerbach, Pollak, and Richardson, Inc., a Delaware corporation (“APR” or “Seller”)(all parties may be collectively referred to as “Parties”)

        WHEREAS, AFFC and APR are registered securities broker/dealers which, among other activities, provide customary broker/ dealer services to retail and institutional clients through a network of branch offices; and

        WHEREAS, eVision desires to purchase shares, representing a certain percentage, of APR, and APR desires to sell those shares to eVision.

        NOW THEREFORE, in consideration of the terms, conditions, and covenants herein contained, the parties hereby agree as follows:

1.0 TRANSFERS

        1.01 Transfer of Shares. Upon the transaction date of December 19th, 2000 (“Transaction Date”), Seller shall deliver to eVision:

(a) such number of shares, with preemptive rights, as will equal, after giving effect to the issuance thereof, 24.9% (twenty-four and nine tenths percent) of the outstanding common stock of APR, on a fully diluted basis prior to an initial public offering, issued and outstanding as of the execution date; and

(b) an option to purchase an additional 15.1% (fifteen and one tenth percent) of outstanding common stock, with preemptive rights, on a fully diluted basis prior to an initial public offering, of APR for one dollar. Such option shall expire two years after the date of execution of this Agreement.

(c) A right of first refusal to match future equity financing of APR, exercisable for thirty (30) days after written presentation to eVision of any proposed equity financing for APR.

        1.02 Instruments of Conveyance and Transfer. Upon the execution of this Agreement, the Parties agree to execute and deliver to the other party such documents of transfer that the Parties may reasonably request relating to the shares acquired by this Agreement.

2.0 PURCHASE PRICE, ASSUMPTION OF LIABILITIES

        2.01 Purchase Price. As consideration, Buyer shall convey, transfer, or assign to Seller, the certain assets and certain personnel of AFFC relating to its retail brokerage and other operations in Albany, NY; Chicago, IL; Atlanta, GA; Dallas, TX; Colorado Springs, CO; San Francisco, CA; and in the Denver, CO Headquarters, and more specifically listed in SCHEDULE A, (hereinafter collectively referred to as the “Assets”). APR shall have the right to reasonably reject or renegotiate all contracts, agreements or commitments of any kind within a reasonable period after consummation of this Agreement. Any transfer of leases and contracts, as requested, by APR pursuant to this Agreement, will be completed in a reasonably timely manner. Any equipment or leasehold improvements owned by AFFC, in locations accepted by APR, will become property of APR, if not excluded, by APR. It is understood that there can be no guarantee that employees of AFFC may elect to become employees of Seller, and that those employees who do elect to be employed by Seller will become “at-will” employees of Seller.

        In addition:

(a) All commissions, including but not limited to gross credits, mutual fund trailers, 12(b)(1) revenue, and miscellaneous broker/dealer revenue, and all commission expense responsibility, of AFFC for the month of December 2000, shall be transferred to APR no later than January 10, 2001.

(b) APR will be responsible for the pro rata share of the operating expenses of the Assets after the Transaction Date, and shall reimburse AFFC for these expenses it accepts, no later than January 19, 2001.

(c) It is understood that the Parties will meet no later than the 15th of the subsequent months to reconcile outstanding balances.

        2.02 Instruments of Conveyance and Transfer. Upon the execution of this Agreement, the Parties agree to execute and deliver to the other party such documents of transfer that the Parties may reasonably request relating to the Assets acquired by this Agreement.

        2.03 Assumption of Liabilities. APR is not assuming, and shall not be deemed to have assumed, any liabilities or obligations of eVision or AFFC.

3.0 BOARD REPRESENTATION

        3.01 Upon the execution of this Agreement, Seller shall give to eVision the option to nominate two members to the Board of Directors of APR whose elections shall not be unduly withheld.

4.0 REPRESENTATIONS AND WARRANTIES

        4.01 Representations and Warranties of Parties. The Parties represent and warrant to the other party as follows:

         (a) Organization, Corporate Power. Each Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its corporation. The Parties have all requisite corporate power and authority to own, operate and lease the Assets, to carry on the operations as it is now being conducted, to execute and deliver this Agreement and to perform their obligations hereunder.

         (b) Marketable Title. To the best of its knowledge, AFFC has good and marketable title to the Assets, free and clear of any and all liens, charges, claims, pledges, security interests or other encumbrances of any kind whatsoever, except for any obligations that accompany certain Assets that arise in the ordinary course of business, including but not limited to lease obligations.

         (c) Record Owner. eVision is the record and beneficial owner of all of the outstanding shares of capital stock of AFFC.

         (d) Condition of the Assets. The Assets conform in all respects to all requirements of applicable laws. All of the Assets are in good operating condition and in good state of maintenance and repair and are adequate for use in the conduct of AFFC’s business as previously conducted.

         (e) Authorization; Validity of Agreement. Parties have the full right, power and authority, to execute and deliver this Agreement to which it is a party and to consummate the transactions contemplated hereby, and to make the representations set forth herein and therein. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Parties and no other proceedings on the part of the Parties are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby by the Parties. This Agreement will be duly and validly executed by the Parties and constitute the valid and binding agreement of the Parties, enforceable against Buyer in accordance with its respective terms, except as such enforceability may be subject to or limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally.

         (f) Consents and Approvals; No Violation. The execution, performance and delivery by Parties of this Agreement and the consummation by Parties of the transactions contemplated hereby and thereby, respectively, and the compliance by Parties with the provisions hereof will not: (a) conflict with or breach any provision of the Articles of Incorporation or By-Laws of the Parties; (b) violate or breach in any respect any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, any of the terms, covenants, conditions or provisions of, or give rise to a right to terminate or accelerate or increase the amount of payment due under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Parties are a party (collectively, “Contracts”), or by which Parties or any of its properties or assets, as applicable, may be bound or affected; (c) result in the creation of any Lien on or affecting the Assets; (d) violate any order, writ, injunction, decree, judgment, or ruling of any court or governmental authority, applicable to Buyer or any of their respective properties or assets; or (f) violate any statute, law, rule or regulation applicable to Parties or any of its properties or assets.

         (g) Governmental Consents. To the best of the Buyer’s knowledge, no consent, permit, license, order, appointment, franchise, certificate, approval or authorization of, or registration, declaration or filing with, any foreign, federal, state or local court, administrative agency or commission or other governmental authority or instrumentality (a “Governmental Entity”) is required by Parties in connection with the execution and delivery of this Agreement.

         (h) Litigation. AFFC agrees it shall defend, continue to defend, promptly pay all costs and expenses including legal fees, settlements, and judgments and indemnify APR from any litigation that AFFC is currently defending. AFFC shall defend, continue to defend, continue to promptly pay all costs and expenses including legal fees settlements and judgments, and indemnify costs and expenses including legal fees, settlements and judgments of future litigation that arise from the business activities of AFFC or eVision, prior to the execution of this transaction. APR agrees that it will reasonably cooperate, including but not limited to providing access to employees and documents, with AFFC and eVision in its resolution of its litigation matters.

         (i) Investment Intent; Right of First Refusal. eVision is acquiring the shares of common stock of APR for its own account, for investment purposes and not with a view to, or for sale in connection with, any distribution. eVision may transfer its interest to an affiliate with the written consent of APR, which shall not be unreasonably withheld. eVision and APR agree to enter into a Shareholder’s Agreement whereby APR retains a right of first refusal, exercisable for sixty days after eVision’s written notice of intent to sell, to purchase, or arrange for the purchase, of eVision’s interest.

         (j) Accredited Investors. eVision: (i) is an “accredited investor” as that term is defined in Rule 401(a) promulgated under the Securities Act of 1933, as amended (the “Act”), (ii) is able to sustain an entire loss of the investment represented by the Shares, (iii) has such knowledge and experience in financial, business and investment matters as to be capable of evaluating the merits and risks of this investment, (iv) has the ability to bear the economic risks of this investment, (v) has had access to and has received such information regarding APR as is specified in subparagraph (b)(2) of Rule 402 promulgated under the Act, and (vi) without in any way limiting APR’s right or ability to rely on the representations and warranties made by Buyer in or pursuant to this Agreement, has been afforded prior to the closing the opportunity to ask questions of, and to receive answers from, APR and to obtain any additional information, to the extent APR has such information or could have acquired it without unreasonable expense, all as necessary for eVision to make an informed investment decision with respect to the acquisition of the Shares.

         (k) Authorization of Agreements. All Parties state that the execution of this transaction has been authorized by requisite corporate action.

         (l) Financial Statements; Reports.

1.	AFFC and APR have submitted, and will continue to submit upon request by the other party, accurate and current financial statements to the other Party.

2.	Each of the Parties has filed all: (i) forms, reports, statements and other documents required to be filed with the SEC including, without limitation, all FOCUS reports and all amendments and supplements to all such reports; and (ii) forms, reports, statements and other documents required to be filed with any Governmental Authorities.

         (m) Registrations. AFFC and APR are duly registered as a broker/dealer and such registrations are in full force and effect.

         (n) Employee Registrations. All of APR’s officers and employees and all of AFFC’s officers and employees who are required to be licensed or registered to conduct the business of APR and AFFC, respectively, as presently conducted are duly licensed or registered in each state in which such licensing or registration is so required.

         (o) Common Stock of APR. As of the date hereof, the authorized Common Stock of APR consists of ____shares of common stock, par value $_______per share, of which ________shares are outstanding as of the date hereof.

         (p) Other Information. None of the information furnished by Parties to the other party in this Agreement, the exhibits hereto, the schedules identified herein, or in any certificate or other document to be executed or delivered pursuant hereto by Parties at or prior to the execution, is, or upon the execution will contain, any misstatement of material fact.

         (q) Notifications. The Parties shall promptly notify the other party in writing:

1.	of any governmental, administrative or Self Regulatory Organization complaints, investigations or hearings (or communications indicating that the same may be contemplated) related to its business; and

2.	if either Party shall discover that any representation or warranty made by them in this Agreement was when made, or has subsequently become, untrue in any respect;

4.02	Confidentiality. The contents of this Agreement shall be kept confidential between the Parties, except as otherwise required by law, including but not limited to the provisions of the federal securities laws, and except that each party may discuss the contents with its professional advisors, including attorneys and accountants.
4.03	Insurance. The Parties shall continue current insurance arrangements until there can be further agreement between the parties as to appropriate insurance coverage.

4.04 Retention of Employees; Benefits.

(a) Offers of Employment. Effective reasonably after the execution date, APR may offer to continue the employment, at will, or consultancy of all employees. AFFC shall notify APR if any employee of, or consultant to, AFFC shall announce his or her intention not to accept such offer by APR. Upon the employee(s)’ acceptance of employment with APR, their forgivable loan, if applicable, shall be transferred and/or assigned to APR. APR shall not be responsible for any payments, expenses and costs paid or required to be paid in connection with the employment or termination of employment of any employees of Buyer who do not accept APR’s offer of employment with APR.

(b) No Contract Offer of Employment. Nothing in this Agreement, express or implied, shall confer upon any employee of Parties, or any representative of any such employee, any rights or remedies, including any right to employment or continued employment for any period, of any nature whatsoever, whether as a third party beneficiary or otherwise, it being understood and agreed that any such employment shall, to the maximum extent permitted by applicable law, be employment at will.

(c) Worker Adjustment and Retraining Notification Act of 1988. If applicable, pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”), Buyer has provided or shall provide timely and effective notice to its employees and any applicable unit of government with respect to any employment loss suffered by such employees as the result of the termination of their employment by Buyer and any failure of APR to employ them at the Closing. Nothing contained in this Section ____ shall be deemed to constitute a requirement that APR employ or offer employment to such employees. In the event that WARN requires notice to such employees and Buyer fails to provide timely and effective notice under WARN, Buyer shall indemnify and hold APR harmless from and against any liability to such employees or any unit of government that may result to APR from such failure, including but not limited to, fines, back pay and reasonable attorney’s fees.

(d) Buyer shall remain responsible for costs and expenses that relate to its employees and arose prior to this Agreement including: (i) payment of any and all wages, accrued vacation pay, bereavement pay, jury duty pay, disability income, supplemental unemployment benefits, fringe benefits or other perquisites of employment, termination indemnities or similar benefits (whether arising under any plan, program, policy or arrangement of Buyer or under applicable local law), payroll taxes and other payroll related expenses; (ii) payments to or under employee benefit plans (within the meaning of section 3(3) of ERISA) maintained or contributed to by Buyer, in either case arising out of or relating to the employment of any of the Transferred Employees by Buyer prior to the Closing Date; (iii) all workers’ compensation claims of its employees; (iv) compliance with COBRA and ERISA; and (v) grievance, arbitration proceeding, charge or complaint filed on behalf of an employee or labor organization, before the National Labor Relations Board, the Equal Employment Opportunity Commission, state and local civil rights agencies, federal or state departments of labor, and the various occupational health and safety agencies.

4.05 Further Assurances.

(a) Future Documents. From time to time following the execution of this Agreement, the Parties shall execute and deliver, or cause to be executed and delivered, to the other party such documents of conveyance and transfer, in form reasonably satisfactory to the other party, as the other party may reasonably request.

(b) Supporting Documents. Parties and their counsel shall have reasonable access to the following supporting documents of the other Parties: copies of the Articles of Incorporation, bylaws, resolutions, and other corporate documents of each Party and all amendments thereto.

5.0 INDEMNITY

Notwithstanding any investigation made by each of the parties hereto, all representations and warranties of each of the parties in this Agreement shall survive for a period of three (3) years from the Closing Date.

5.01 AFFC Indemnification. AFFC agrees to indemnify, defend, and hold APR and its directors, officers, employees, agents and representatives harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, including interest, penalties, and reasonable attorney’s fees, assessed against, resulting to, imposed upon or incurred by APR by reason of or resulting from:

(a)	a breach of or failure to perform any representation, warranty or covenant by AFFC contained in this Agreement;

(b)	any liabilities or obligations by AFFC that are not assumed by APR pursuant to this Agreement; or

(c)	the ownership or operation of the Business or the Assets of AFFC as conducted prior to the date hereof, including without limitation any failure by AFFC to conduct its business prior to the date of execution in compliance with any federal, state or local laws, statutes, ordinances, rules, regulations, or permits.

5.02 APR Indemnification. APR agrees to indemnify, defend, and hold AFFC and eVision and their directors, officers, employees, agents and representatives harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, including interest, penalties, and reasonable attorney’s fees, assessed against, resulting to, imposed upon or incurred by AFFC or eVision by reason of or resulting from:

(a)	a breach or failure to perform any representation, warranty or covenant by APR contained in this Agreement; or

(b)	any failure by APR to conduct its business prior to the date of execution in compliance with any federal, state or local laws, statutes, ordinances, rules, regulations, or permits.

6.0 TERMINATION

        6.01 Termination. This Agreement may be terminated:

(a) by APR, if Buyer commits a material misrepresentation, fraud, or illegality, to APR’s material detriment, of a material condition and obligation set forth in this Agreement, and Buyer does not cure or eliminate the material misrepresentation, fraud, or illegality (or APR does not waive same) within thirty (30) days after written notice has been given by APR to Buyer of such material misrepresentation, fraud, or illegality;

(b) by Buyer, if the material conditions and obligations set forth in this Agreement have not been complied with or performed by APR.

        6.02 Effect of Termination. In the event of the termination of this agreement pursuant Agreement, the Agreement shall thereafter become void and have no effect, and no party shall have any liability to the other party hereto or to its stockholders, directors or officers, except that nothing herein shall relieve any party from liability for any willful breach of this Agreement.

7.0 MISCELLANEOUS

        7.01 Non-Solicitation of Employees. Except with consent of APR, until the third anniversary of the Closing Date, neither Buyer nor any affiliate of Buyer, shall, directly or indirectly, for itself or for any other person, firm, corporation, partnership, association or other entity, attempt to employ or enter into any contractual arrangement with any employee or former employee of APR, unless such employee or former employee has not been employed by APR for a period in excess of one year.

        7.02 Non-Competition. Except with the consent of APR, until the December 11, 2001 (the “Non Competition Period”), neither Buyer, nor any affiliate of Buyer, shall directly or indirectly, solicit business from any person or entity that was a customer of Buyer at any time prior to the Closing Date. Buyer acknowledges that the provisions of this section, and the period of time, geographic area and scope and type of restrictions on their activities set forth herein, are reasonable and necessary for the protection of Seller and are an essential inducement to APR’s entering into this Agreement to which it is a party and consummating the transactions contemplated thereby.

        7.03 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        7.04 Notices. All notices that are required or may given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if delivered by hand or via a national overnight courier service or mailed by registered or certified mail postage prepaid, as follows:

        If to Seller:  Auerbach, Pollak & Richardson, Inc.
                450 Park Avenue, 8th Floor
                New York, NY 10022
                Attention: Hugh Regan, President

                And to counsel:

                Richard Cushing, Esq.
                Parker Chapin, LLP
                The Chrysler Building
                405 Lexington Avenue
                New York, NY 10174

        If to Buyer:  eVision USA.Com, Inc.                 1700 Lincoln Street, 32nd Floor                 Denver, CO 80203                 Attention: Fai Chan, President

        7.05 Waivers. Parties, may, by written notice to the other party:

(a) extend the time for the performance of any of the obligations or other actions of the other party under this Agreement;.

(b) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement;

(c) waive compliance with any of the conditions or covenants of the other party contained in this Agreement; or

(d) waive performance of any of the obligations of the other party under this Agreement.

The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

        7.06 Amendments, Supplements, Etc. This Agreement may only be amended by written document, signed by the Parties.

        7.07 Entire Agreement. This Agreement, and its Schedules and Amendments, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party which is not embodied in this Agreement or such other documents, and neither Sellers, on the one hand, nor Buyers, on the other hand, shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein.

        7.08 Applicable Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the jurisdiction of the courts of the State of New York.

7.09	Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7.10	Assignment. Neither this Agreement nor any of the Parties’ rights hereunder shall be assignable by any party hereto without the prior written consent, of which shall not be unreasonably withheld, of the other party hereto.

(The rest of the page left intentionally blank) IN WITNESS WHEREOF, this Share Purchase Agreement has been duly executed and delivered by the Parties hereto as of the date first written. EVISION USA.COM, INC. By: /s/ Jeffrey M. Busch Title: Director

(Subject to approval and ratification by the Board of Directors of eVision USA.Com, Inc.)

American Fronteer Financial Corporation By: /s/ Robert H. Trapp Title: President AUERBACH, POLLAK, & RICHARDSON, INC. By: /s/ Hugh Regan Title: Hugh Regan, President Schedule A ---------- The following Schedule refers to certain assets and certain personnel of the following Branch Offices and Divisional Departments: Albany, NY; Chicago, IL; Atlanta, GA; Dallas, TX; Colorado Springs, CO; San Francisco, CA; and in the Denver, CO Branch, certain assets and personnel relating to Retail Sales, Compliance, Operations, Trading and Research, and Administration) Assets, subject to review and approval of APR, shall include:
1.	Any tangible property, equipment, supplies, computer equipment, spare parts, furniture and office furnishings, to the extent that such assets are designated by APR.

2.	Any registrations with, or licenses granted by, any governmental authority or Self Regulatory Authority, to the extent such registrations and licenses are transferable and are necessary or desirable to APR in order for APR to be able to continue to conduct certain operations.

3.	To the extent requested by APR, copies of all papers, documents, instruments, books and records, files, agreements, books of account and other records by which any of the Assets might be identifies or enforced, or otherwise pertaining to the Assets, used in connection with the assets, and including client invoices, client lists, vendor and supplier lists and other documents relating to customer transactions.

4. The rights and obligations of AFFC under certain leases, contracts, agreements, and other commitments relating to the Assets. a. General lease obligations including, but are not limited to, office space, copiers, computer equipment, and postage meters. b. Contract obligations including, but are not limited to, forgivable loans.

Excluded Assets shall include: Stock, cash, marketable securities, and warrants held by AFFC.

Accepted by: /s/ Hugh Regan /s/ Jeffrey M. Busch Auerbach, Pollak, & Richardson eVision USA.Com, Inc. /s/ Robert H. Trapp American Fronteer Financial Corporation